EXHIBIT 5.1

October 14, 2015

Performance Sports Group Ltd.
100 Domain Drive
Exeter, New Hampshire 03833
United States

Dear Sirs and Mesdames:

Re:            Registration Statement on Form S-8

We have acted as Canadian counsel for Performance Sports Group Ltd. (the “Corporation”), a corporation incorporated under the Business Corporations Act (British Columbia), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 3,000,000 common shares (the “Shares”) of the Corporation, which may be issued by the Corporation pursuant to the Omnibus Equity Incentive Plan (the “Plan”).

In connection with the Registration Statement, we have examined such records of the Corporation and such documents of the Corporation as we have deemed necessary as a basis for the opinions expressed herein. In particular, as to certain questions of fact material to the opinions hereinafter expressed, we have relied solely and without independent verification upon certificates of an officer of the Corporation. We have not conducted any independent enquiries or investigations in respect of the opinions provided hereunder. In all those examinations we have assumed the capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those documents and that all facts set forth in the certificates of the officer of the Corporation are true and accurate as of the date hereof.
Our opinion below is expressed only with respect to the laws of the Provinces of British Columbia and Ontario and the laws of Canada applicable therein and is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.

Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressees, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that upon due exercise or settlement, as applicable, of equity-based awards properly granted under the Plan in accordance with the terms of, and subject to the conditions contained in the Plan and the applicable award grant agreement, including, if applicable, receipt by the Corporation in full of the exercise price relating to such awards, the underlying Shares will be validly issued as fully paid and non-assessable common shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is rendered solely to the addressee hereof in connection with the Registration Statement on Form S-8 and may not be used or relied upon by you for any other purpose or used or relied upon by any other person, nor quoted from or referred to in any documents, without our prior written consent.

Yours truly,

/s/ Stikeman Elliott LLP